Exhibit 10.14

DNOW INC.

2024 OMNIBUS INCENTIVE PLAN

Performance Award Agreement

Grantee:	_____________
Date of Grant:	_____________
“Target Level” Shares that may be earned:	TSR Based Award (50%): _____________ Return on Capital Employed Based Award (25%): _____________ EBITDA Based Award (25%): ____________

1.
Notice of Grant. DNOW Inc. (the “Company”) is pleased to notify you that you have been granted a Performance Award (“Award”) equal to the above aggregate number of shares of Common Stock of the Company pursuant to the DNOW Inc. 2024 Omnibus Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Performance Award Agreement (the “Agreement”).
2.
Performance Period and Performance Criteria. The Award’s performance period (“Performance Period”) and criteria (“Performance Criteria”) are set forth in Exhibit A to this Agreement. The Performance Criteria have been established by the Committee, which shall determine and certify whether such criteria have been satisfied.
3.
Payment of Shares and Distributions.
(a)
Payment. Subject to the provisions of this Agreement and the Plan, following the end of the Performance Period, you shall be entitled to receive a payment of a number of shares of Common Stock of the Company based on the level of achievement of the Performance Criteria set forth on Exhibit A hereto during the Performance Period, as determined and certified by the Committee in writing, such number of shares not to exceed the maximum level of shares set forth on Exhibit A. The payment of such number of shares shall be made no earlier than January 1, ____ and not later than March 15, ____ or such other time as complies with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended accordingly.
(b)
Distributions. Distributions on a share of Common Stock (including dividends) underlying the Award shall accrue and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to you or forfeited, as the case may be; any such distributions shall be paid only with respect to shares actually earned and issued under this Agreement.
4.
Treatment Upon Certain Events.

(a)
Retirement. Subject to your continued compliance with any applicable restrictive covenants, if your employment with the Company terminates due to Retirement, you shall be eligible to receive a prorated portion of the Award. The number of shares of Common Stock payable, if any, shall equal (i) the number of shares that would have been earned based on actual achievement of the Performance Criteria for the full Performance Period, as determined and certified by the Committee following the end of the Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of full calendar months during the Performance Period that you were employed by the Company, and the denominator of which is the total number of full calendar months in the Performance Period. Any fractional share resulting from such calculation shall be rounded down to the nearest whole share. Payment of any earned shares shall be made at the same time as provided in Section 3(a).

For purposes of this Agreement, “Retirement” shall mean your separation from employment with the Company after (i) you attain age sixty (60) and complete at least ten (10) full years of continuous employment with the Company as of the date of such separation or (ii) your age plus completed years of continuous employment with the Company is equal to or greater than 70, and (iii) you provide at least ninety (90) days’ advance written notice of such separation from employment with the Company (unless waived by the Committee, in its discretion, provided that no waiver shall accelerate the time or form of payment in violation of Section 409A).

(b)
Change in Control. In the event of your Involuntary Termination, the Performance Criteria for the full Performance Period shall be deemed satisfied at the target level. The Committee shall certify that such Performance Criteria have been satisfied at such level and provide for the payment of the target level of shares of Common Stock following your Involuntary Termination. If a Change in Control occurs following your Retirement but prior to the end of the Performance Period, any remaining unvested portion of the Award shall become fully vested upon such Change in Control. The number of shares payable shall equal the greater of (i) the number of shares that would have been earned based on actual achievement of the Performance Criteria for the full Performance Period (as determined by the Committee in its discretion, which may measure performance through the date of the Change in Control or such other date as the Committee determines appropriate), or (ii) the target number of shares subject to the Award. Any fractional share shall be rounded down to the nearest whole share. Payment shall be made as soon as administratively practicable following such Involuntary Termination or Retirement, subject to compliance with Section 409A.

As used in this section, “Involuntary Termination” means your termination from employment with the Company on or within twelve (12) months following a Change in Control that is either (i) initiated by the Company for reasons other than (a) your gross negligence or willful misconduct in the performance of your duties with the Company or (b) your final conviction of a felony or a misdemeanor involving moral turpitude, or (ii) initiated by you after (a) a reduction by the Company of your authority, duties or responsibilities immediately prior to the Change in Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of your offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you), (b) a reduction of your base salary or total compensation as in effect immediately prior to the Change in Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan), or (c) your transfer, without your express written consent, to a location which is outside the general metropolitan area in which your principal place of business immediately prior to the Change in Control may be located or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control.

The term “Change in Control” shall mean: (i) the Company completes the sale of assets having a gross sales price which exceeds 50% of the consolidated total capitalization of the Company (consolidated total stockholders’ equity plus consolidated total long-term debt as determined in accordance with generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such determination is made; or (ii) any corporation, person or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of the Company representing more than 30% of the total votes eligible to be cast at any election of directors of the Company. For purposes of Section 409A, a Change in Control shall be deemed to occur only if the event constitutes a change in control under Treas. Reg. §1.409A-3(i)(5).

For purposes of this Agreement, “employment with the Company” shall include being an employee or a director of, or a consultant to, the Company or a Subsidiary.

(c)
Other Terminations. Upon termination of your employment for any reason other than as provided in Sections 4(a) and 4(b) above, the Award shall be automatically cancelled and forfeited without payment.
5.
Status of Shares of Common Stock. You agree that any shares of Common Stock distributed to you pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (a) any certificates representing such shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of such shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law. In the Company’s sole discretion, any shares of Common Stock distributed to you pursuant to this Agreement may be evidenced by an electronic book entry account in your name created by the Company’s transfer agent. You shall not have any voting rights with respect to any share of Common Stock underlying the Award until such share is distributed to you in accordance with the terms of this Agreement.
6.
Entire Agreement; Governing Law. The Award shall be governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.
7.
Withholding of Tax. To the extent that payment of the Award results in compensation income to you for federal or state income tax purposes, unless other arrangements have been previously made by you that are acceptable to the Company, the Company shall withhold from any shares of Common Stock distributable to you under this Agreement a number of such shares having an aggregate fair market value that does not exceed the amount of taxes required to be withheld by reason of such resulting compensation income. No delivery of shares of Common Stock shall be made under this Agreement until you have paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company related to the payment of the Award.
8.
Compensation Recovery (“Clawback”). In consideration of the grant of this Award, you agree that this Award is subject to the Incentive Based Compensation Recoupment Policy established by the Company, as amended from time to time, and any other compensation recovery and/or recoupment policy adopted by the Company to comport with good corporate governance practices or comply with any applicable law or listing exchange requirement, including, without limitation, Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and Section 303A.14 of the New York Stock Exchange Listed Company Manual, as such policies may be amended from time to time. Further, the Committee may, at its sole discretion, terminate this Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

DNOW INC.

By:

Name:

Title:

[NAME]

Signature

Exhibit 10.14

Exhibit A

Performance Period and Criteria

Performance Period: January 1, ____ to December 31, _____

Performance Criteria:

The Award is divided into three independent pieces: one in which any payment is determined based on relative performance using Total Shareholder Return (“TSR”) (the “TSR Based Award”), one in which any payment is determined based on performance against an internal EBITDA % (“EBITDA”) metric (the “EBITDA Based Award”), and one in which any payment is determined based on performance against an internal return on working capital employed (“ROCE”) metric (the “ROCE Based Award”). No portion of the TSR Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the TSR Based Award as described below. No portion of the EBITDA Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the EBITDA Based Award as described below. No portion of the ROCE Based Award will be earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria for the ROCE Based Award as described below. The Company’s performance with respect to the TSR Based Award will not impact any payment earned with respect to the EBITDA Based Award or the ROCE Based Award. The Company’s performance with respect to the EBITDA Based Award will not impact any payment earned with respect to the TSR Based Award or the ROCE Based Award. The Company’s performance with respect to the ROCE Based Award will not impact any payment earned with respect to the TSR Based Award or the EBITDA Based Award.

TSR Based Award

This piece of the Award is based on the Company’s TSR as measured against the performance of the stock performance index set forth herein. The Company’s designated peer group shall be the _______________ (the “Peer Group”).

Such comparison will be based on a percentile approach as detailed below with any payment based on linear interpolation between threshold and maximum levels. TSR for the Company and the Peer Group to be calculated over the entire 3-year Performance Period (using a 30-day averaging period for the first 30 calendar days and the last 30 calendar days of the Performance Period to mitigate the effect of stock price volatility). The TSR calculation will assume reinvestment of dividends. The Peer Group shall consist of only those companies _________________ at the beginning of the performance period (January 1, ____). Any additions or removals from such index after that date shall have no impact in terms of the Peer Group being used herein.

Level	Percentile Rank vs. Peer Group	Payout Percentage*
Maximum	75th Percentile and above	200% of Target Level
Target	50th percentile	100% of Target Level
Threshold	25th percentile	50% of Target Level
	Below 25th percentile	0%

* Based on the Target Level for the TSR Based Award set forth on the first page of this Agreement.

EBITDA Based Award

This piece of the Award is based on the Company’s EBITDA percent measured on a three-year average basis for the Performance Period against the Company’s Target EBITDA of ____%. The Company’s EBITDA for the Performance Period will be the simple average of: (1) the Company’s EBITDA as of the end of December 31, ____, (2) the Company’s EBITDA as of the end of December 31, ____, and (3) the Company’s EBITDA as of the end of December 31, ____.

Company “EBITDA” excluding other costs as a percent of Company revenue may be adjusted for certain other items, if any.

Any payment will be based on linear interpolation between threshold and maximum levels as detailed below.

Level	Actual EBITDA Performance	Payout Percentage*
Maximum	___% and above	200% of Target Level
Target	___%	100% of Target Level
Threshold	___%	50% of Target Level
	Below ___%	0%

* Based on the Target Level for the EBITDA Based Award set forth on the first page of this Agreement.

ROCE Based Award

This piece of the Award is based on the Company’s Return on Capital Employed measured on a three-year average basis for the Performance Period against the Company’s Target ROCE of ____%. The Company’s Return on Capital Employed for the Performance Period will be the simple average of: (1) the Company’s Return on Capital Employed as of the end of December 31, ____, (2) the Company’s Return on Capital Employed as of the end of December 31, ____, and (3) the Company’s Return on Capital Employed as of the end of December 31, ____.

The Company’s “Return on Capital Employed” shall be EBITDA excluding other costs divided by the 4-quarter average Capital Employed for each year. The Company’s “Capital Employed” shall be the Company’s Total Assets less the Company’s current liabilities.

Any payment will be based on linear interpolation between threshold and maximum levels as detailed below.

Level	Actual ROCE Performance	Payout Percentage*
Maximum	___% and above	200% of Target Level
Target	___%	100% of Target Level
Threshold	___%	50% of Target Level
	Below ___%	0%

* Based on the Target Level for the ROCE Based Award set forth on the first page of this Agreement.